Exhibit 99.1
November 1, 2005
Notice of Imposition of Blackout Period Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)
     Over the next few weeks, CSB Bancorp, Inc. (the “Company”) will be transitioning the record keeping services in its qualified profit sharing and 401(k) plan (the “Plan”) from American Pension Benefits Inc. to Retirement Direct, LLC. As a result of this change, participants in the Plan temporarily will be unable to change the rate of future contributions, transfer rollover contributions into the Plan and obtain a withdrawal or distribution from the Plan. This period, during which participants in the Plan will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period”. The blackout period for the Plans is expected to begin on 11/14/2005, and end on 12/30/2005. During this period, you can determine whether the blackout period has started or ended by contacting Ms. Paula J. Meiler, Senior Vice President and Chief Financial Officer, by telephone at 330-763-2873, by mail at 91 North Clay Street, Millersburg, Ohio 44654 or by e-mail at paula.meiler@csb1.com.
     Section 306(a) of Sarbanes-Oxley requires that, during the blackout period, all executive officers and directors of the Company be prohibited from trading in all Company equity securities acquired by them in connection with their service and/or employment with the Company in such capacities (“Service Securities”). As a result, during the blackout period, you will not be able to directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. To determine whether an exception applies to a transaction by you in Service Securities, you must contact John J. Limbert at 330-763-2850 or Paula J. Meiler at 330-763-2873 (the “Designated Company Officers”).
     Please note that only your Service Securities will be affected by this blackout period. You will remain able to acquire, dispose of or transfer any Company equity securities that do not qualify as Service Securities to the extent that you are not prohibited from doing so under any Company policy. Prior to effecting any acquisition, disposition or transfer of Company equity securities during the blackout period, you should confirm with one of the Designated Company Officers that such transaction is permissible. If you have any questions concerning this notice, you should contact the Designated Company Officers.

CSB Bancorp, Inc.
By:	/s/ John J. Limbert

Name:	John J. Limbert
Title:	President and Chief Executive Officer